EURAMAX HOLDINGS, INC.
SECOND QUARTER 2012 FINANCIAL RESULTS

Norcross, Georgia, August 10, 2012 – Euramax Holdings, Inc., a leading international producer of metal and vinyl products sold to the residential repair and remodel, non-residential construction and recreational vehicle (RV) markets primarily in North America and Europe, today announced financial results for the second quarter of 2012. Net sales, operating income, and adjusted EBITDA for the second quarter of 2012 were $223.8 million, $8.1 million, and $19.2 million, respectively. Net sales, operating income, and adjusted EBITDA for the first half of 2012 were $422.5 million, $7.8 million, and $29.8 million, respectively.

President and CEO Mitchell B. Lewis commented, "Our volume in the second quarter was impacted by the challenging economic environment in Europe as well as the severe drought conditions throughout much of the United States. Despite these overall sales declines, demand for our commercial products in the post frame construction, RV and transportation markets improved during the second quarter of 2012 compared to the prior year quarter. While operating income and adjusted EBITDA modestly declined year over year, declines were less than expected in light of weak sales demand. Initiatives taken by the Company to reduce overhead costs and streamline operations helped mitigate the impact of lower volumes and have contributed to an improvement in operating margins."

Second Quarter 2012 Financial Summary

•
The Company's net sales declined $33.1 million, or 12.9%, to $223.8 million in the second quarter of 2012 compared to $256.9 million in the second quarter of 2011. The Company's decline in net sales is primarily related to the Company's European Roll Coated Aluminum and European Engineered Product segments. These European segments comprised approximately $27.5 million of the overall sales decline in the quarter, including an approximate $6.7 million decline due to the weakening of the euro and British pound sterling against the U.S. dollar. This decline in demand reflects the negative impact of the continuing economic uncertainty throughout Europe. Net sales of our U.S. Residential Products segment were also negatively impacted by severe drought conditions throughout much of the U.S. and by mild winter weather in the first quarter of 2012, which accelerated sales activity typically occurring during second quarter. The sales declines were partially offset by higher demand in our Commercial Products segment for steel and aluminum roofing and siding sold to distributors, contractors, lumber yards, and builders in the post frame construction markets and for aluminum, steel, fiberglass and laminated products from original equipment manufacturers in the RV and transportation markets.

•
Income from operations declined $0.5 million, or 5.8%, to $8.1 million in the second quarter of 2012 compared to $8.6 million for the second quarter of 2011. Overall net sales declines, primarily in our European segments, negatively impacted operating income in the current quarter. Additionally, operating income in our US Commercial products segment was negatively impacted by higher cost of goods sold in the second quarter of 2012 compared to the second quarter of 2011. Operating income in the second quarter of 2011 benefited from the FIFO impact of lower cost steel consumed in production during the period when sales prices were increasing. The impact of net sales declines and higher costs of goods sold in the quarter were generally offset by reductions in selling and general costs and other operating charges during the quarter. Lower selling and general costs reflect cost savings and restructuring initiatives in both Europe and the United States, including the consolidation of multiple plant locations within the US.

•
Adjusted EBITDA is a significant operating measure used by the Company to measure its operating performance and liquidity. Adjusted EBITDA was $19.2 million in the second quarter of 2012 compared to $21.9 million in the second quarter of 2011. Adjusted EBITDA was negatively impacted by approximately $0.7 million due to the weakening of the euro and British pound sterling against the U.S. dollar.

Conference Call
The Company will host an investor conference call regarding its second quarter 2012 financial results at 2:00 p.m. Eastern Time on Tuesday, August 14, 2012. The call can be accessed through the following dial-in numbers:
US/Canada: 800-862-9098; International: 785-424-1051: Conference ID: Euramax Financial Results Call. A replay of the conference call will be available through Tuesday, August 21, 2012. The replay may be accessed using the following dial-in information: US: 800-283-7928; International: 402-220-0866.

Contact Information
Euramax Holdings, Inc.
R. Scott Vansant, (770) 449-7066
Vice President and Chief Financial Officer
Email: svansant@euramax.com

Forward Looking Statements
Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements related to plans for future business development activities, anticipated costs of revenues, product mix, research and development and selling, general and administrative activities, and liquidity and capital needs and resources. When used in this report, the words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which only speak as of the date of this press release. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.
GAAP Versus Non-GAAP Presentation
The Company presents adjusted EBITDA in this press release as additional information regarding the Company’s operating results. Adjusted EBITDA is defined as net loss plus (i) benefit for income taxes, (ii) interest expense and (iii) depreciation and amortization, as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance. The Company’s calculation of adjusted EBITDA is consistent with the calculation of Consolidated Cash Flow in the indenture governing the Notes, excluding certain pro forma items. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the U.S., and should not be considered an alternative to net income as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity.
The Company believes adjusted EBITDA is helpful to investors in highlighting trends because adjusted EBITDA excludes the results of certain decisions of operating management that can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The Company also believes adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors use adjusted EBITDA, among other things, to assess the Company’s period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance.
A reconciliation of the Company’s adjusted EBITDA to net income (loss) is included in the supplemental information attached to this release.

EURAMAX HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 29, 2012	December 30, 2011
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$11,901	$14,327
Accounts receivable, net of allowance for doubtful accounts of $3,235 and $4,391, respectively	99,874	83,234
Inventories, net	97,853	83,396
Income taxes receivable	885	697
Deferred income taxes	2,232	1,906
Other current assets	6,393	4,336
Total current assets	219,138	187,896
Property, plant and equipment, net	138,477	146,549
Goodwill	194,432	196,686
Customer relationships, net	61,418	69,636
Other intangible assets, net	7,812	8,148
Deferred income taxes	23	6
Other assets	11,221	10,325
Total assets	$632,521	$619,246
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$72,138	$54,329
Accrued expenses and other current liabilities	30,913	33,425
Accrued interest payable	9,153	8,886
Deferred income taxes	870	891
Total current liabilities	113,074	97,531
Long-term debt	525,847	507,988
Deferred income taxes	23,471	21,501
Other liabilities	45,639	45,519
Total liabilities	708,031	672,539
Shareholders’ equity (deficit):
Common stock	185	185
Additional paid-in capital	720,364	718,837
Accumulated loss	(805,799)	(782,087)
Accumulated other comprehensive income	9,740	9,772
Total shareholders’ equity (deficit)	(75,510)	(53,293)
Total liabilities and shareholders’ equity (deficit)	$632,521	$619,246

EURAMAX HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(unaudited)

	Three months ended		Six months ended
	June 29, 2012	July 1, 2011	June 29, 2012	July 1, 2011
Net sales	$223,792	$256,858	$422,475	$467,237
Costs and expenses:
Cost of goods sold (excluding depreciation and amortization)	185,135	212,358	351,700	386,241
Selling and general (excluding depreciation and amortization)	21,039	23,738	43,920	47,768
Depreciation and amortization	8,633	9,509	17,314	18,746
Other operating charges	920	1,484	1,762	3,901
Multiemployer pension withdrawal expense	—	1,200	—	1,200
Income from operations	8,065	8,569	7,779	9,381
Interest expense	(13,861)	(13,619)	(27,397)	(28,752)
Other (loss) income, net	(8,863)	3,770	(2,819)	8,656
Loss before income taxes	(14,659)	(1,280)	(22,437)	(10,715)
Provision (benefit) for income taxes	933	846	1,275	(258)
Net loss	$(15,592)	$(2,126)	$(23,712)	$(10,457)

EURAMAX HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six months ended
	June 29, 2012	July 1, 2011
Net cash used in operating activities	$(21,387)	$(9,736)
Cash flows from investing activities:
Proceeds from sales of assets	1,233	64
Capital expenditures	(2,647)	(5,990)
Net cash used in investing activities	(1,414)	(5,926)
Cash flows from financing activities:
Changes in cash overdrafts	3,027	1,690
Net borrowings on ABL Credit Facility	17,635	25,931
Net repayments on First Lien Credit Facility	—	(412,028)
Borrowings under Senior Secured Notes	—	375,000
Borrowings under Senior Unsecured Notes	—	19,812
Debt issuance costs	(47)	(10,476)
Net cash provided by (used in) financing activities	20,615	(71)
Effect of exchange rate changes on cash	(240)	2,734
Net decrease in cash and cash equivalents	(2,426)	(12,999)
Cash and cash equivalents at beginning of period	14,327	24,902
Cash and cash equivalents at end of period	$11,901	$11,903

EURAMAX HOLDINGS, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(in thousands)
(unaudited)

Reconciliation of net loss to Adjusted EBITDA is as follows:

	Three months ended		Six months ended
	June 29, 2012	July 1, 2011	June 29, 2012	July 1, 2011
Net loss	$(15,592)	$(2,126)	$(23,712)	$(10,457)

Add:
Interest expense	13,861	13,619	27,397	28,752
Depreciation and amortization (a)	8,845	9,681	17,643	19,085
Provision (benefit) for income taxes	933	846	1,275	(258)

Adjustments:
Other loss (income), net (b)	8,863	(3,770)	2,819	(8,656)
Severance, relocation and one-time compensation costs	863	1,096	1,189	1,364
Stock compensation expense	773	644	1,527	1,296
Long term incentive plan	557	362	1,113	362
Non-recurring consulting, legal and professional fees	57	—	558	—
Multiemployer pension withdrawal expense	—	1,200	—	1,200
Facility closures, relocation and one-time compensation costs	—	228	15	228
Debt offering and refinancing fees (c)	—	160	—	2,309

Adjusted EBITDA	$19,160	$21,940	$29,824	$35,225

(a)
Includes amortization attributable to royalty payments under a minimum purchase agreement entered into in connection with our acquisition of a product line in 2005, which is being recognized in net sales.

(b)
Other loss (income), net for the three and six months ended June 29, 2012 is primarily comprised of translation losses on intercompany obligations of approximately $9.2 million and $3.5 million, respectively. Translation losses for the six months ended June 29, 2012, were partially offset by a $0.5 million gain on the sale of assets related to the exit of our RV door product line. Other income for the three and six months ended July 1, 2011 includes translation gains on intercompany obligations of $3.7 million and $10.1 million, respectively. Translation gains for the six months ended July 1, 2011 were partially offset by a $1.5 million loss on extinguishment of the first lien credit agreement.

(c)
Debt offering and refinancing fees include indirect tax consulting and legal fees related to the Company’s 2011 debt offering and other financing transactions and certain legal and professional fees incurred for capital market activities.